Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (hereinafter referred to as the "Agreement") is made and entered into as of May 26, 2026 (the "Effective Date"), by and between Thomas Liguori (hereinafter referred to as "Liguori") and Valmont Industries, Inc., together with its subsidiaries and affiliates (collectively, "Valmont" or the "Company"). The Company and Liguori are collectively referred to herein as the "Parties."

WHEREAS, Liguori served as the Company’s Executive Vice President & CFO and Corporate Secretary until April 8, 2026;

WHEREAS, Liguori has communicated his intent to retire from his employment with Valmont following his leadership of the Company’s financial organization since 2024 and his contributions to the Company during such service;

WHEREAS, Liguori and the Company entered into that certain offer letter dated August 21, 2024, which outlines certain terms related to Liguori’s retirement from the Company;

WHEREAS, Liguori and the Company have agreed that, following the transition of his duties and responsibilities effective April 8, 2026, Liguori will remain employed by the Company through his retirement date of December 26, 2026, in a transition capacity in order to assist with the orderly transfer of his duties and responsibilities and to support the Company during the transition period; and

WHEREAS, Liguori and the Company have voluntarily entered into this Agreement to set forth their complete understanding regarding Liguori’s transition and retirement from the Company.

NOW, THEREFORE, in consideration of the mutual promises, benefits, and covenants herein contained, the Company and Liguori hereby agree as follows:

1.	Liguori’s Transition and Retirement Date:
a.Liguori’s last day of employment with the Company will be December 26, 2026 (the “Retirement Date”). As of April 8, 2026 (the “Transition Date”), Liguori ceased to be the Company’s Executive Vice President & CFO and Corporate Secretary and resigned from every other committee, office, directorship, or other position held with the Company or any of its affiliates, except remaining as an employee of the Company. From the Transition Date through the Retirement Date (inclusive of such dates, the “Transition Period”), Liguori will remain an employee of the Company in an advisory position, providing such transition services to the Company as reasonably requested by the Company. During the Transition Period, Liguori may be requested to provide limited consulting services to the Company but will otherwise be released from performing his normal duties and responsibilities. Any services requested by the Company shall be conducted in a professional manner according to the policies and directives established by the Company. Liguori will not accept other employment or engage in any business activity that presents a conflict of interest during the Transition Period. It is expressly acknowledged and agreed that during the Transition Period, Liguori shall continue to be an employee at will, whose employment may be terminated by either party at any time for any reason or without stated reason, subject to the remaining provisions of this Agreement.
b.If, during the Transition Period, (i) the Company accelerates Liguori’s Retirement Date based on its good faith determination that Liguori has (x) failed to perform his obligations as an employee hereunder in any material respect, following written notice of a claimed failure, issued within three business days from the claimed failure, and a 30-day period in which Liguori may cure such failure, or (y) materially breached this Agreement or the Company’s Code of Business Conduct, following written notice of a claimed failure, issued within three business days from the claimed failure, and a 30-day period in which Liguori may cure such failure, or (z) accepted employment or otherwise engaged in any business activities that conflict with Liguori’s obligations during the Transition Period or is in direct competition with the Company, or if (ii) Liguori resigns his employment with the Company prior to the Retirement Date, Liguori will forfeit the compensation and benefits provided under Section 2(a) for the remainder of the Transition Period, as well as the right to receive the Retirement Benefits provided under Section 2(b)..
2.	Compensation During Transition Period and Retirement Benefits:
a.Transition Period Compensation and Benefits. Provided that Liguori timely executes and does not revoke this Agreement, and subject to Section 1(b) and compliance with Section 5, during the Transition Period, Liguori will continue to: (i) receive his base salary as in effect as of the Transition Date ($706,388.50 per annum), subject to the Company’s payroll cycle, less applicable withholdings; (ii) be eligible to participate in all health and welfare benefit plans in which Liguori is enrolled as of the Transition Date; and (iii) vest and settle in all equity awards granted to Liguori by the Company that are scheduled to vest during the Transition Period (consisting of the vesting of previously awarded (A) 188 restricted stock units on August 22, 2026, (B) 304 restricted stock units on December 16, 2026, (C) 257 restricted stock units on December 15, 2026, (D) 966 stock options at an exercise price of $331.47 per share on December 16, 2026, (E) 791 stock options at an exercise price of $411.97 per share on December 15, 2026). Pursuant to the terms of Liguori’s offer letter dated August 21, 2024 (the “Offer Letter”), all unvested equity awards will vest as of the Retirement Date (the “Retirement Vesting”). The Retirement Vesting shall consist of the vesting of previously awarded (F) 1,007 restricted stock units on December 26, 2026, (G) 967 stock options at an exercise price of $331.47 per share on December 26, 2026, (H) 1,583 stock options at an exercise price of $411.97 per share on December 26, 2026, and the vesting of the amounts described in Sections 2(b)(iv) and (v). Except as otherwise provided herein, all other Company-sponsored benefits will cease as of the Transition Date. Subject to the limitations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), during the Transition Period, Liguori shall not be eligible to contribute to the Company’s nonqualified deferred compensation plan and shall not be eligible for any new equity grants or awards. Liguori’s final paycheck will include all unpaid wages up to and including the Retirement Date. Thereafter, Liguori may elect to continue coverage that is in force as of the Retirement Date under the Valmont group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
b.Retirement-related Compensation and Benefits. Provided that Liguori timely executes and does not revoke this Agreement and the Second Release attached to this Agreement, and subject to Liguori’s continued compliance with the terms of this Agreement, upon the Retirement Date, Liguori will receive, as additional consideration, certain cash payments, less deductions required by law to be withheld (collectively, the “Retirement Benefits”), in the aggregate amount of $4,919,555.69, based on the following:
i.A cash separation payment equal to 20 weeks of base salary of $271,687.50 plus 1 week for each year of service (2 weeks) of $27,168.75, for a total cash separation payment equal to 22 weeks totaling $298,856.25, paid in a lump sum on the first regular payroll date after the Retirement Date, following Liguori’s execution and delivery to the Company, and non-revocation, of the attached Second Release;
ii.A cash bonus payment, calculated pursuant to the Company’s 2026 Short Term Incentive Plan, using Liguori’s forecasted annual incentive as of the Effective Date, paid no later than March 15, 2027;
iii.A cash bonus payment, calculated pursuant to the Company’s 2024-2026 Long Term Incentive Plan, based on Liguori’s forecasted long-term incentive as of the Effective Date, paid no later than March 15, 2027;
iv.A cash bonus payment, calculated pursuant to the Company’s 2025-2027 Long Term Incentive Plan, based on Liguori’s forecasted long-term incentive as of the Effective Date, paid no later than March 15, 2027; and
v.	A cash bonus payment, calculated pursuant to the Company’s 2026-2028 Long Term Incentive Plan, based on Liguori’s forecasted long-term incentive as of the Effective Date, paid no later than March 15, 2027.

All performance awards, restricted stock unit awards, performance-based stock unit awards, and stock options not described in this Section 2 are forfeited as of the Transition Date. Liguori shall have 90 days following the Retirement Date to exercise options outstanding as of the Retirement Date. All options not exercised by Liguori within this period shall be forfeited. All payments required to be made by the Company under this Agreement to Liguori shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

3.	Confidentiality:
a.Liguori acknowledges that during the course of Liguori’s employment with the Company, Liguori has had access to and learned about confidential, secret, and proprietary documents, materials, and other information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to the Company (including the Released Parties, as defined below) or any of its affiliates or its predecessors, which includes but is not limited to: trade secrets (as defined by the laws of the State of Nebraska), any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret; inventions or discoveries (whether patented or unpatented); business records; computer software and applications (including source code or object code); methodologies; business and manufacturing processes and methods; supply chain resources; technical data; databases; pricing and sales data (including selling techniques); customer or prospective customer lists, and information including financial and business data, customer records and property; information relating to the development or maintenance of customer relationships and goodwill; names of vendors and suppliers (including lists, identities, and contact information); business or marketing plans (including strategies, promotions, packaging, or merchandising); and forecasts, financial information, work in progress, and other technical or business information; personnel information (including, but not limited to, information concerning the Company’s payroll, benefits, compensation, salaries, employee hirings and terminations, employee appraisals, employee health and medical information, and all other information pertaining to Company employees); strategies, budgets, and long-range strategic plans (including business plans or strategies) (collectively, “Confidential Information”). Liguori further acknowledges that this Confidential Information is a valuable, special, and unique asset of the Company and that the Company would be irreparably damaged if the Confidential Information were disclosed and/or utilized by persons or entities other than the Company. Except as otherwise provided herein or required by law, Liguori agrees to maintain all Confidential Information, whether or not in writing, concerning the Company, as confidential and to not disclose or cause the disclosure of the same to anyone or use such Confidential Information in any manner during or following the Retirement Date. “Confidential Information” does not include information which has lawfully entered, or after the Retirement Date lawfully enters, the public domain without a breach of this Agreement, but only from the date of its public availability.
b.Liguori understands that an individual shall not be held criminally or civilly liable under any federal or state trade secrets law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of  reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret except pursuant to court order.
4.	General Release:

In consideration of the payments and benefits provided to Liguori pursuant to this Agreement, to which benefits Liguori would not otherwise be entitled, Liguori, and Liguori’s heirs, representatives, and assigns, hereby forever RELEASE AND DISCHARGE the Company and its respective agents, directors, officers, employees, representatives, attorneys, divisions, parent companies, subsidiaries, and affiliates (the “Released Parties”) from any and all liability for claims, in law or equity, whether known or unknown or suspected to exist by Liguori, which Liguori has had or may now have against the Company or any such related party arising out of or relating to Liguori’s employment or conclusion of such employment. This includes: (1) all claims for compensation, vacation or paid-time-off benefits, commissions, bonuses, awards, and any and all other fringe benefits (except those payments and benefits that have been or will be accrued or earned through the Retirement Date as provided for in this Agreement); (2) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm; and (3) all claims Liguori may have against the Released Parties under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), Executive Order 11246, the Sarbanes-Oxley Act of 2002, including whistleblowing claims under 18 U.S.C. §§1514A and 1513(e), the Nebraska Fair Employment Practices Act, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

This Release shall not preclude: (a) an action to enforce the specific terms of this Agreement; (b) any claims based on acts or events after this Agreement has become effective; (c) any unemployment or workers’ compensation benefits to which Liguori may be entitled; (d) any benefits that have become vested under the Employee Retirement Income Security Act of 1974; (e) any rights to indemnification by the Company or its affiliates; or (f) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal, state, or local administrative agencies. However, the consideration provided to Liguori in this Agreement shall be the sole relief provided to Liguori for the claims released herein, and Liguori will not be entitled to recover and agrees to waive any monetary benefits or recovery against the Released Parties without regard to who has brought such claim. Liguori further understands and agrees that: (i) Liguori is not prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local governmental agency or entity and that Liguori need not notify the Company in advance of any such reporting or participation; (ii) Liguori is not precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; and (iii) nothing in this Agreement limits Liguori’s right to receive an award or monetary recovery pursuant to the SEC’s whistleblower program.

5.	Restrictive Covenants:

Liguori acknowledges and agrees that the Company has invested substantial resources in the development and implementation of its business, trade secrets, and Confidential Information, and has established substantial goodwill with respect to the quality of its products and services and its relationships and reputation with its employees, customers, suppliers, and vendors, all of which have been and will continue to be a major benefit to the Company. In recognition of the foregoing, Liguori agrees to the following restrictive covenants, in addition to the ongoing Confidentiality provisions set forth in Section 3, which Liguori acknowledges are fair, reasonable, and necessary to protect the Company’s legitimate business interests in its employee, customer, supplier, and vendor relationships and Confidential Information. During the term of this Agreement and for a period of one (1) year from the Retirement Date (the “Restricted Period”), Liguori will not, on Liguori’s own account or on behalf of any other person or entity (including, without limitation, as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant, advisor, intern, volunteer, or otherwise), undertake the following actions:

a.Solicit business from Key Contacts with whom Liguori did business and had personal contact during his employment with Valmont. For purposes of this Agreement, (x) “solicit business” means any effort to interfere with or attempt to interfere with the relationship between a Key Contact and the Company, any direct or indirect attempt, by any means whatsoever, to encourage, induce, or persuade any Key Contact of the Company to alter, modify, discontinue, or terminate their business relationship or contractual agreements with the Company. This includes, but is not limited to, the following actions: (i) contacting, communicating with, or responding to inquiries from any Key Contacts with the intent or effect of diverting business away from the Company; (ii) offering, providing, or proposing to offer or provide services or products that are similar to or competitive with those offered by the Company; and (iii) encouraging or advising any Key Contact to reduce or cease their business with the Company, or to transfer their business to another entity, individual, or organization; and (y) “Key Contacts” means any customer, client, supplier, consultant, contractor, or any other person, company, organization, or entity that currently conducts, or within the one (1) year period prior to the Transition Date has conducted, business with Valmont and with whom Liguori had personal contact; and
b.Hire, engage, employ, recruit, solicit, take away, or induce or attempt to hire, engage, employ, solicit, or take away (either on Liguori’s behalf or on behalf of any other person or entity) any person who Liguori knows, or reasonably should know, is then an employee of the Company or who was an employee of the Company at any time during the one (1) year period prior to the Transition Date. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, text message, and any social media platform, whether or not in existence at the time of entering into this Agreement; provided, however, the restrictions in this Section 5(b) shall not apply to any individual whose employment was previously terminated by the Company; and, provided, further, the foregoing shall not apply to any general solicitation conducted through the use of advertisements in the media, through the use of search firms, or other routine recruiting activities, provided that such searches are not specifically targeted at employees of the Company.
6.	Mutual Non-Disparagement:

During the Transition Period and at all times following the Retirement Date, Liguori agrees to refrain from engaging in any conduct or making disparaging comments or statements, the purpose or effect of which is to harm the reputation, goodwill, or commercial interests of the Company, including its affiliates, its officers, directors, owners, agents, or current or former employees, or its products or services, to any third party, including, but not limited to, any media outlet, any forms of social media or other method, industry group, financial institution, or current or former employee, consultant, or customer of the Company. In addition, the Company agrees that its Chief Executive Officer, Chief Financial Officer and Senior Vice President of Investor Relations will refrain from making any untrue, disparaging statements about Liguori.

7.	Post-Employment Cooperation:

Liguori agrees to provide reasonable assistance and cooperation to the Company and its representatives (without the payment of further consideration) with respect to third-party proceedings (including any pending or future investigation, lawsuit, or claim) concerning any matter of which Liguori is knowledgeable. Liguori agrees to be reasonably available (without the payment of further consideration) to respond to reasonable requests from the Company, to discuss matters, and to respond to reasonable requests from the Company to locate information that Liguori may have relating to the Company’s business operations prior to the Retirement Date. The Company’s Directors and Officers and Professional Liability insurance coverages shall continue to apply to the claims brought against Liguori in his officer capacities with the Company in accordance with the relevant Company governance and insurance coverage documents. The Company agrees that Liguori shall continue to be covered under the Company’s professional liability insurance policies (including, without limitation, any errors and omissions or legal malpractice policies) with respect to services rendered by Liguori during the course of his employment and any post-employment services or advice that Liguori is required or reasonably requested to provide to the Company.

8.	Company Information and Property:

Within three (3) days following the Retirement Date, Liguori agrees to promptly return all items, documents, supplies, equipment, files, books, keys, security badges, records, computer logins and passwords, lists, electronic information, and written or printed materials, whether furnished by the Company or prepared by Liguori in connection with Liguori’s employment. Liguori shall not make or retain copies of such materials.

9.	Miscellaneous:
a.This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Nebraska, without regard to its conflict of laws principles. The Parties irrevocably submit to the exclusive jurisdiction and venue of the state and federal courts located in Douglas County, Nebraska for any action or proceeding arising out of or relating to this Agreement, and waives any objection based on improper venue or forum non conveniens.
b.Liguori is encouraged to discuss this Agreement with an attorney before signing and to have his attorney review this Agreement.

c.Liguori understands and agrees that his employment with the Company shall end as of the Retirement Date and, as such, Liguori waives and relinquishes any claim for reinstatement, rehire, or future consideration for employment with the Company and shall not reapply for any position at the Company or its affiliates.
d.Liguori understands that the Company would not have provided him the Retirement Benefits but for Liguori’s representations and promises that he is making by signing this Agreement.
e.Liguori acknowledges and agrees he has not suffered any job-related wrongs or injuries for which he might still be entitled to compensation, and he has fully and properly reported all hours worked and has been paid all wages, compensation, and benefits that he was entitled to up to and including the date this Agreement is signed by him.
f.Liguori represents and warrants that he has the sole right and exclusive authority to execute this Agreement, and that he has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement. Liguori acknowledges that, as of the Effective Date, he has not initiated any administrative or legal proceeding of any kind against any of the Released Parties.
g.In the event of any breach of this Agreement by Liguori, including but not limited to Liguori’s obligations under Section 3, Section 5, Section 6, and Section 7, the Company shall have the right to declare this Agreement null and void from the beginning and shall be relieved of any further obligations hereunder, including the obligation to pay the compensation and benefits provided under Section 2(a) during the Transition Period, as well as the Retirement Benefits provided under Section 2(b). In such event, Liguori shall fully reimburse the Company for any and all amounts paid to Liguori under the terms of this Agreement, and Liguori shall forfeit all future payments and other benefits provided under this Agreement; and
h.Should any part, term, condition, or provision of this Agreement be found by any court to be void, the rest of the Agreement shall remain valid and enforceable. However, if the General Release provisions set forth in Section 4 of this Agreement are found to be void or unenforceable due to a challenge to such enforceability by Liguori, the entire Agreement shall be voided and all payments and benefits shall be repaid. This Section shall not apply to claims under the Age Discrimination in Employment Act.
i.This Agreement may not be amended or modified in any manner, except by an instrument in writing authorized by Liguori and a duly authorized officer on behalf of the Company.
j.The Company may assign this Agreement, in whole or in part, without Liguori’s consent. This agreement is not assignable by Liguori. This Agreement shall inure to the benefit of and shall be binding upon Liguori and Liguori’s heirs, executors, personal representatives and legal representatives.
k.Liguori agrees that nothing in this Agreement shall relieve Liguori of his obligations under the Company’s clawback policies for employees similarly situated in his prior position, and the compensation, benefits, and vesting of equity provided under Section 2(a) for the Transition Period, as well as the Retirement Benefits provided for herein, shall be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with (i) any such clawback or similar policy adopted by the Board of Directors or Human Resources Committee as in effect from time to time and (ii) applicable law.
10.	Review Period:

Liguori may take up to twenty-one (21) days after receipt of this Agreement to review and sign this Agreement. No changes to the Agreement will restart the running of the 21-day period. Liguori is free to sign this Agreement at any time after receiving it, without using the entire review period. Liguori is encouraged, during the review period and before signing the Agreement, to consult with an attorney as to this Agreement’s meaning and implications.

11.	Code Section 409A:

This Agreement is intended to be exempt from the requirements of Section 409A(a)(2), (3), and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A, any payments to which Liguori may become entitled under this Agreement which are subject to Section 409A (and not otherwise exempt from its application) and would otherwise have been paid prior to the six-month anniversary of the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Liguori shall be paid the aggregate amount of all such payments in a lump sum. Any reimbursement by the Company during any taxable year of Liguori will not affect any reimbursement by the Company in another taxable year of Liguori. Any right to reimbursement is not subject to liquidation or exchange for another benefit. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of deferred compensation under this Agreement shall be treated as a separate payment of deferred compensation.

12.	Execution in Counterparts:

This Agreement may be executed in multiple counterparts, which may be conveyed to the Parties by electronic means, each of which shall be deemed an original, and all of which shall constitute one Agreement.

13.	Merger Clause:

This Agreement contains the entire and only agreement between the Company and Liguori regarding the subject matter of this Agreement and supersedes and invalidates any previous agreements or understandings between Liguori and the Company with respect to the subject matter addressed herein; provided, however, that the award agreements with respect to the equity awards granted by the Company to Liguori shall remain in effect to the extent applicable to give effect to this Agreement. Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned, and withdrawn, and are without legal effect.

14.	Execution and Revocation Period:

If Liguori chooses to accept the terms of this Agreement, Liguori must sign this Agreement and deliver one original of the Agreement to Jennifer Paisley, Chief People Officer, within the timeframe stated in Section 10. Liguori must also sign and deliver one original of the Second Release attached to this Agreement within three (3) days after the Retirement Date. Liguori understands that he may revoke this Agreement and the Second Release within seven (7) days following Liguori's execution of each. This Agreement and the Company’s obligation to provide the Retirement Benefits shall not become effective or enforceable against the Company until the eighth (8th) day after Liguori’s execution and delivery to the Company of the attached Second Release, provided that Liguori has also signed and delivered the Agreement and has not revoked either one. Any revocation must be delivered, in writing, to the Company as provided herein, within seven (7) days after execution. If the Agreement and Second Release are not signed and returned by such dates, the offer and payments and benefits presented in this Agreement shall be deemed revoked. If Liguori revokes this Agreement or the Second Release after signing, Liguori shall be obligated to fully reimburse the Company for any and all portions of the compensation and benefits provided under Section 2(a) for the Transition Period, as well as the Retirement Benefits received pursuant to Section 2(b) of this Agreement.

15.	Notice:

All notices and other communications under this Agreement must be in writing and will be deemed duly given (x) on the date of transmission, if delivered by confirmed facsimile or electronic mail, or (y) if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, and addressed to the intended recipient at the addresses below.

Notices sent to the Company should be directed to:

Jennifer Paisley

15000 Valmont Plaza

Omaha, NE 68154

Notices sent to Liguori should be directed to:

Thomas Liguori

12013 N 178th Circle

Bennington, NE 68007

16.	Acknowledgement:

Liguori represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, and has been given the opportunity to thoroughly discuss all aspects of it with his personal attorney; that Liguori is voluntarily entering into this Agreement; and that neither the Company nor its agents, representatives, or attorneys make any representations concerning the terms or effects of this Agreement other than those contained herein.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, intending to be legally bound hereby, Liguori and the Company have executed the foregoing Separation Agreement and Release.

THOMAS LIGUORIVALMONT INDUSTRIES, INC.

/s/ Thomas Liguori By: /s/ Avner Applbaum

Thomas LiguoriAvner Applbaum

Title: President and Chief Executive Officer

Date: May 26, 2026Date: May 28, 2026

SECOND RELEASE

SEND SIGNED ORIGINAL TO:

Valmont Industries, Inc. ATTN: Jennifer Paisley, 15000 Valmont Plaza, Omaha, NE 68154

The undersigned hereby restates the following, with the intent that it be effective on the date signed (as indicated below), having already received at least 21 days to review and consider it and the original Agreement to which it is attached, and an additional 7 days within which to revoke my execution of each:

In consideration of the benefits provided in the Agreement to which this is attached, which include benefits to which I would not otherwise be entitled, I, for myself and my heirs, representatives, and assigns, hereby forever release and discharge the Company and its respective agents, directors, officers, employees, representatives, attorneys, divisions, parent companies, subsidiaries, and affiliates (the “Released Parties”) from any and all liability for claims, in law or equity, whether known or unknown or suspected to exist by me, which I have had or may now have against the Company or any such related party arising out of or relating to my employment or the termination of my employment. This includes: (1) all claims for compensation, vacation or paid-time-off benefits, commissions, bonuses, awards, and any and all other fringe benefits (except those payments and benefits that have been or will be accrued or earned through the Separation Date as provided for in this Agreement to which this is attached); (2) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm; and (3) all claims which might be brought against the Released Parties under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), Executive Order 11246, the Nebraska Fair Employment Practices Act, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. This Release shall not preclude: an action to enforce the specific terms of this Agreement; any claims based on acts or events after this Agreement has become effective; any unemployment or workers' compensation benefits to which I may be entitled; any benefits that have become vested under the Employee Retirement Income Security Act of 1974; any rights to indemnification by the Company or its affiliates; or any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal, state, or local administrative agencies. However, the consideration provided to me in this Agreement shall be the sole relief provided to me for the claims released herein, and I will not be entitled to recover and agree to waive any monetary benefits or recovery against the Released Parties without regard to who has brought such claim.

Signed this ______ day of December, 2026.

____________________________________

Thomas Liguori

DO NOT SIGN THIS SECOND RELEASE BEFORE YOUR ACTUAL RETIREMENT DATE.